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                                                                      EXHIBIT 11


                        SOUTHDOWN, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
              (In millions, except per share amounts - Unaudited)




                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                            -----------------------
                                                               2000         1999
                                                            ----------   ----------
Net earnings for basic and diluted earnings per share       $     34.0   $     29.5
                                                            ==========   ==========

Weighted average outstanding common shares for
   basic earnings per share                                       35.9         38.7

Dilutive effect from assumed exercise of stock options             0.4          0.4
                                                            ----------   ----------

  Total outstanding shares for diluted earnings per share   $     36.3   $     39.1
                                                            ==========   ==========


Earnings per common share:
   Basic                                                    $     0.95   $     0.76
                                                            ==========   ==========
   Diluted                                                  $     0.94   $     0.75
                                                            ==========   ==========